SG Blocks, Inc. and CDSI Holdings Inc. Enter Into Definitive Merger Agreement

New York, NY and Miami, FL - July 28, 2011 – SG Blocks, Inc. (“SG Blocks”), a New York, NY- based provider of code engineered cargo shipping containers modified for use in safe and green construction, and CDSI Holdings Inc. - (OTC BB: CDSI.OB) (“CDSI”), a Miami, FL-based shell company, announced today that they, together with CDSI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CDSI (“Merger Sub”), and certain stockholders of SG Blocks (“Signing Stockholders”) have entered into a definitive Merger Agreement and Plan of Reorganization (the “Merger Agreement”).

In accordance with the Merger Agreement, at the closing, Merger Sub will be merged with and into SG Blocks with SG Blocks becoming a wholly-owned subsidiary of CDSI and the current stockholders and warrant holders of SG Blocks will be issued shares, and warrants to purchase shares, of CDSI common stock such that they will beneficially own 91% of CDSI’s common stock post-merger, and CDSI’s current stockholders will own 8% of CDSI’s common stock post-merger.  Ladenburg Thalmann & Co. Inc. will receive in the merger 1% of CDSI common stock pursuant to contractual obligations between SG Blocks and Ladenburg Thalmann & Co.

Consummation of the transactions contemplated by the Merger Agreement remain subject to, among other conditions, SG Blocks obtaining the requisite approval from its stockholders.  In connection with the execution of the Merger Agreement, holders of approximately 30% of the SG Blocks stockholders have already consented to the transaction.  If approved, the merger is expected to be consummated in August or September 2011, after the fulfillment of certain other conditions set forth in the Merger Agreement.

Following the merger, CDSI will be re-named “SG Blocks, Inc.” and its common stock will continue to be traded under the symbol “CDSI.OB” until a new symbol that reflects the new name is secured. As wholly-owned subsidiary of CDSI, SG Blocks will be renamed “SG Building Blocks, Inc.”

 “We believe that by becoming a publicly-traded company, it will help us gain access to the capital markets that we need to more aggressively grow our business. We will continue to provide innovative and green solutions for our customers through our economical alternative to conventional construction methods,” said Paul Galvin, CEO of SG Blocks.

Following the closing, CDSI’s executive officers will be the same as SG Blocks’ – Paul Galvin, as CEO; Stevan Armstrong, as President and COO; Brian Wasserman, as CFO; and Jennifer Strumingher as Chief Administrative Officer – and its Board will consist of seven directors – Paul Galvin (Chairman), Joseph Tacopina, Stevan Armstrong, J. Scott Magrane, Claudia Walters, Richard J. Lampen and J. Bryant Kirkland III.

About SG Blocks

Since its inception in 2007, SG Blocks has advanced and promoted the use of code engineered cargo shipping containers in safe and “green” construction and developed and implemented the technology to break away from standardized container-construction while maintaining reduced costs. Offering a product that typically exceeds many building code requirements, SG Blocks seeks to enable developers, architects, builders and owners to achieve greener construction, faster execution and stronger buildings of higher value.

About CDSI

CDSI is a shell company incorporated in Delaware in December 1993.

For more information please contact:

SG Blocks, Inc.	CDSI Holdings Inc.

Paul Galvin, CEO	Paul Caminiti / Carrie Bloom / Jonathan Doorley

Phone: (646) 747-2424	Sard Verbinnen & Co

Phone: (212) 687-8080